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                                                                     EXHIBIT 8.2

                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                            New York, New York 10158


                                  March 2, 2001


Wasatch Interactive Learning
5250 South Commerce Drive, Suite 101
Salt Lake City, UT 84107


Ladies and Gentlemen:

         We have acted as counsel, to Wasatch Interactive Learning ("Wasatch") in connection with certain transactions contemplated in the Agreement and Plan of Merger dated January 31, 2001 by and among Plato Learning, Inc. ("Plato") WILC Acquisition Corporation ("WILC") and Wasatch, as amended by Amendment No. 1 dated February 20, 2001 (together the "Merger Agreement") to be submitted for approval and adoption by the stockholders of Wasatch at the Special Meeting of Stockholders of Wasatch as described in the proxy statement and prospectus of Wasatch included in the registration statement filed by Plato on Form S-4 (the "Registration Statement"), as amended to the date hereof (Registration No. 33-56020), as initially filed with the Securities and Exchange Commission on February 21, 2001.

         You have asked our opinion with respect to the principal Federal income tax consequences of the merger transaction between Wasatch, WILC and Plato.

         Following adoption of the merger agreement and approval of the merger by the Wasatch stockholders and the satisfaction or waiver of the other conditions to the merger, Wasatch will merge with and into WILC Acquisition Corporation, a wholly owned subsidiary of Plato.

         The merger agreement provides that at the effective time of the merger, generally, each issued and outstanding share of Wasatch Common Stock will be automatically converted into the right to receive an aggregate amount of validly issued, fully paid and non-assessable share of Plato Common Stock equal to the merger exchange ratio.

         The merge exchange ratio will equal the following:

                    $12,000,000/ Plato per share market value
        ----------------------------------------------------------------
         Total number of shares of Wasatch Common Stock prior to closing

         Plato per share market value is the average closing price of Plato Common Stock on the


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Nasdaq over the five-day period immediately prior to closing.

         All existing Wasatch options will be exercised or terminated prior to the effective time of the merger. Plato will assume each over priced and under exercised Wasatch warrant to purchase Wasatch Common Stock subject to the same terms and conditions as were applicable prior that effective time of the merger.

         Prior to the effective time of the merger, Wasatch will comply with the redemption obligation of its outstanding debentures and debenture warrants issued in March 2000 in the aggregate principal amount of $4,000,000 and will use all reasonable efforts to redeem in full all amount due and owing to the holders of the Wasatch debentures. Redemption amounts in excess of the existing obligations are subject to the availability of funding provided by any third party, including Plato or its wholly owned subsidiary. To the extent that Plato or any third party third party provides funds to redeem Wasatch debentures and debenture warrants, Wasatch will redeem the debentures and debenture warrants and issue to Plato or other third party finder debentures and debenture warrant s in amount and on terms an d conditions substantially the same as those in the Wasatch debentures and debenture warrants.

         Section 368 (a) (2) (D) governs the tax free reorganizations in which a target corporation merges into another corporation, in which some or all of the consideration paid is in the form of stock of a corporation which is in "control" of such other corporation. Such a transaction will be entitled to reorganization status under Section 368 (a) (1) (A) provided that it meets certain requirements as discussed immediately below.

         A. Substantially all of the assets of the target corporation are acquired.

         B. In general, Section 368 (a) (2) (D) does not impose special requirements or the types of consideration. Provided that continuity of proprietary interest is satisfied any mix of consideration is permissible. For Internal Revenue Service ruling purposes, continuity requires that 50 percent of the consideration received by target shareholders be in stock.

         C. The Code does not provide specifically for the assumption of liabilities in Section 368 (a) (2) (D) forward triangular merger. However, the operative definition of the reorganization is Section 368 (a) (1) (A) which defines the merger itself as the reorganization. Since the assumption of liabilities occurs by operation of law as part of the merger, there appears to be no need for specific statutory language to permit such assumption.

         Under the general rule of Section 354 (a) (1), no gain or loss is recognized when a shareholder of a corporation which is a party to a reorganization exchanges those shares for stock of another party to the reorganization in pursuance of the plan of reorganization. Thus, shareholders of a target corporation who receive Common Stock of another party to the reorganization will not recognize either gain or loss on the exchange except to the extent that they receive cash in lieu of fractional shares.


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         To the extent that cash is received in lieu of fractional shares any gain or loss of recognized will generally be capital gain or loss.

         Section 368 (a) (1) provides that, where a shareholder exchanges stock or securities in a reorganizing option and receives stock or securities which does not constitute boot, the shareholders' basis in the stock or securities surrendered, decreased by the fair market value of any boot received and increased by the amount of any gain recognized on the exchange.

         An issue may be raised as to the characterization of the debentures issued in March 2000 as debt in equity. If the debentures were to be characterized as equity, the cash consideration paid would have to be taken into account in determining whether the requirements for a tax free reorganization are satisfied. The principles regarding characterization of an instrument as debt or equity are almost entirely judicially created. The myriad of cases each depend on their own precise facts and so are of limited precedential value. Due to the highly factual nature of the debt/equity distinction, the IRS generally will not issue private letter rulings on this issue. However, even if the March 2000 debentures were to be recharacterized as equity and the amount paid to redeem then treated as non-qualifying consideration in the reorganization transaction, the amount of such consideration would not affect the conclusion that the requirements for a tax free reorganization under Section 368 (a) (2)
(D) are satisfied and that non-recognition treatment applies to those shareholders receiving Common Stock.

         In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement, as amended to the date hereof under the Securities Act of 1933, as amended, and (ii) the proxy statement and prospectus (the "Prospectus") contained in the Registration Statement. All terms not otherwise defined herein shall have the same meaning ascribed thereto in the Prospectus.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and that final form of any documents currently in draft form will be substantially the same as the drafts we received. We have also obtained such additional information and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         Our opinion set forth below assumes (1) that the statements and facts concerning Wasatch set forth in the Registration Statement are accurate and (2) that the corporate transactions contemplated will be consummated in the manner contemplated, and in accordance with the terms set forth in the prospectus.

         Based on the foregoing, it is our opinion that (i) for federal income tax purposes, neither the issuance nor receipt of the Plato Common Stock should be taxable events to Wasatch or its stockholders, except with respect to cash received in lieu of any fractional share and (ii) the statements contained in the Prospectus under the captions "Material Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions and except


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to the extent qualified therein, are accurate in all material respects.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), published pronouncements of the Internal Revenue Service and case law, any of which may be changed at anytime, possibly with retroactive effect. We express no opinion as to any matters not specifically covered by the foregoing opinion and caution that any change in applicable law or facts and circumstances surrounding the recapitalization proposal or any inaccuracy in the documents, statements or facts on which we have relied may affect the validity of this opinion.

         We consent to the references to our firm under the captions "Material Federal Income Tax Consequences" in the Prospectus. This opinion may not be used for any other purpose and may not otherwise be relied upon by, or disclosed to, any other person, referred to or quoted.

                                        Very truly yours,



                                        Snow Becker Krauss P.C.